UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2009
NATIONAL RETAIL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-11290	56-1431377

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue Suite 900 Orlando, Florida		32801

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (407) 265-7348
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
          National Retail Properties, Inc. (the “Company”) entered into that certain Credit Agreement, dated as of November 3, 2009 (the “Credit Agreement”), with Wells Fargo Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein.
          The Credit Agreement provides for an initial $400 million unsecured revolving credit facility with an accordion feature up to $100 million that the Company may exercise at its option, thus increasing the maximum borrowing capacity to $500 million under the Credit Agreement. The Credit Agreement matures on November 2, 2012, subject to a one-year extension exercisable at the option of the Company, and bears interest on a tiered interest rate structure up to a maximum of 340 basis points over LIBOR (subject to a 1.0% LIBOR floor) based on the Company’s credit ratings. The Credit Agreement will initially bear interest at a rate of LIBOR (subject to a 1.0% LIBOR floor) plus 280 basis points based on the Company’s current credit ratings.
          The Credit Agreement replaces that certain Eighth Amended and Restated Credit Agreement, dated as of December 13, 2005 (the “Old Credit Agreement”), by and among the Company, Wachovia Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein. The Old Credit Agreement provided for a $400 million unsecured revolving credit facility. The Old Credit Agreement was scheduled to terminate on May 8, 2010.
          The Credit Agreement contains, as did the Old Credit Agreement, certain (a) restrictive covenants, including, but not limited to, restrictions on the incurrence of additional indebtedness and liens, the ability to make certain payments and investments and the ability to enter into certain merger, consolidation, asset sale and affiliate transactions and (b) financial maintenance covenants, including, but not limited to, a maximum leverage ratio, a minimum fixed charge coverage ratio and a maximum secured indebtedness ratio. The Credit Agreement also contains, as did the Old Credit Agreement, representations and warranties, affirmative covenants and events of default, including certain cross defaults with the Company’s other indebtedness, customary for an agreement of its type. As is customary, certain events of default could result in an acceleration of the Company’s obligations under the Credit Agreement.
          The foregoing summary is not an exhaustive description of the terms of the Credit Agreement, which is attached hereto as Exhibit 10.1, and such summary is qualified in its entirety by reference to the attached Credit Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.
          The disclosure required by this Item 1.02 is included in Item 1.01 above and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Credit Agreement, dated as of November 3, 2009, by and among National Retail Properties, Inc., Wells Fargo Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RETAIL PROPERTIES, INC.
By:	/s/ Kevin B. Habicht
	Name:	Kevin B. Habicht
	Title:	Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer
Dated: November 5, 2009